Exhibit 99

Accenture Reports Strong Second-Quarter Fiscal 2015 Results

— Revenues increase 5% in U.S. dollars and 12% in local currency to $7.5 billion —

— EPS up 5%, to $1.08 —

— Operating income increases 7%, to $1.02 billion, with operating margin of 13.6%, an expansion of 30 basis points —

— New bookings are $9.4 billion, with consulting bookings of $4.2 billion and outsourcing bookings of $5.1 billion —

— Company declares semi-annual cash dividend of $1.02 per share —

— Accenture raises outlook for full-year revenue growth to 8-10% in local currency; updates other business outlook metrics for full fiscal year, including foreign-exchange assumption —

NEW YORK; Mar. 26, 2015 — Accenture (NYSE: ACN) reported financial results for the second quarter of fiscal 2015, ended Feb. 28, 2015, with net revenues of $7.5 billion, an increase of 5 percent in U.S. dollars and 12 percent in local currency over the same period last year. Diluted earnings per share were $1.08, an increase of $0.05, or 5 percent, over the same period last year.

Operating income was $1.02 billion, an increase of 7 percent over the same period last year, and operating margin was 13.6 percent, a year-over-year expansion of 30 basis points.

New bookings for the quarter were $9.4 billion, with consulting bookings of $4.2 billion and outsourcing bookings of $5.1 billion.

Pierre Nanterme, Accenture’s chairman and CEO, said, “We are extremely pleased with our very strong financial results for the second quarter and first half of fiscal 2015. Our revenue growth of 12 percent in the second quarter was again broad-based across the different dimensions of our business, and we gained significant market share. We delivered excellent new bookings of $9.4 billion, demonstrating that our services continue to be highly relevant to our clients. Based on our continued momentum and very strong performance in the first half, we are raising our business outlook for revenues for the full fiscal year.

“Our growth strategy and the focused investments we have made across our business are clearly differentiating Accenture in the marketplace—particularly in digital, where we delivered revenue growth of more than 20 percent in local currency in the first half of the fiscal year. We continue to invest to further differentiate our capabilities and to enhance our competitiveness. We remain confident in our ability to continue driving sustainable, profitable growth and delivering value for our clients and shareholders.”

Financial Review

Revenues before reimbursements (“net revenues”) for the second quarter of fiscal 2015 were $7.49 billion, compared with $7.13 billion for the second quarter of fiscal 2014, an increase of 5 percent in U.S. dollars and 12 percent in local currency.  Net revenues for the quarter reflect a foreign-exchange impact of negative 6.5 percent, compared with the negative 5 percent we had previously assumed.  Adjusting for the actual foreign-exchange impact of negative 6.5 percent in the quarter, the company’s guided range for quarterly net revenues was $7.15 billion to $7.40 billion.  Accenture’s second quarter fiscal 2015 net revenues were $90 million above this adjusted range.

▪	Consulting net revenues for the quarter were $3.84 billion, an increase of 4 percent in U.S. dollars and 11 percent in local currency compared with the second quarter of fiscal 2014.

▪	Outsourcing net revenues were $3.65 billion, an increase of 6 percent in U.S. dollars and 13 percent in local currency over the second quarter of fiscal 2014.

Diluted EPS for the quarter were $1.08, compared with $1.03 for the second quarter last year. The $0.05 increase in EPS reflects:

▪	$0.08 from higher revenue and operating results; and

▪	$0.02 from a lower share count;

partially offset by

▪	$0.02 from lower non-operating income; and

▪	$0.03 from a higher effective tax rate.

Gross margin (gross profit as a percentage of net revenues) for the quarter was 29.9 percent, compared with 31.3 percent for the second quarter last year. Selling, general and administrative (SG&A) expenses for the quarter were $1.22 billion, or 16.3 percent of net revenues, compared with $1.28 billion, or 17.9 percent of net revenues, for the second quarter last year.

Operating income for the quarter increased 7 percent, to $1.02 billion, or 13.6 percent of net revenues, compared with $951 million, or 13.3 percent of net revenues, for the second quarter of fiscal 2014.

The company’s effective tax rate for the quarter was 26.0 percent, compared with 24.0 percent for the second quarter last year.

Net income for the quarter was $743 million, compared with $722 million for the second quarter last year, a 3 percent increase.

Operating cash flow for the quarter was $301 million, and property and equipment additions were $82 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $220 million. For the same period last year, operating cash flow was $292 million; property and equipment additions were $76 million; and free cash flow was $216 million.

Days services outstanding, or DSOs, were 35 days at Feb. 28, 2015, compared with 36 days at Aug. 31, 2014 and 33 days at Feb. 28, 2014.

Accenture’s total cash balance at Feb. 28, 2015 was $4.1 billion, compared with $4.9 billion at Aug. 31, 2014.

Utilization for the quarter was 91 percent, compared with 91 percent for the first quarter of fiscal 2015.

Attrition for the second quarter of fiscal 2015 was 14 percent, compared with 13 percent for the first quarter of fiscal 2015 and 12 percent for the second quarter of fiscal 2014.

New Bookings

New bookings for the second quarter were $9.4 billion and reflect a negative 6 percent foreign-currency impact compared with new bookings in the second quarter last year.

▪	Consulting new bookings were $4.2 billion, or 45 percent of total new bookings.

▪	Outsourcing new bookings were $5.1 billion, or 55 percent of total new bookings.

Net Revenues by Operating Group

Net revenues by operating group were as follows:

▪	Communications, Media & Technology: $1.52 billion, compared with $1.41 billion for the second quarter of fiscal 2014, an increase of 8 percent in U.S. dollars and 15 percent in local currency.

▪	Financial Services: $1.59 billion, compared with $1.56 billion for the second quarter of fiscal 2014, an increase of 2 percent in U.S. dollars and 9 percent in local currency.

▪	Health & Public Service: $1.32 billion, compared with $1.18 billion for the second quarter of fiscal 2014, an increase of 12 percent in U.S. dollars and 15 percent in local currency.

▪	Products: $1.85 billion, compared with $1.75 billion for the second quarter of fiscal 2014, an increase of 6 percent in U.S. dollars and 13 percent in local currency.

▪	Resources: $1.21 billion, compared with $1.22 billion for the second quarter of fiscal 2014, a decrease of 1 percent in U.S. dollars and an increase of 6 percent in local currency.

Net Revenues by Geographic Region*

Net revenues by geographic region* for the second quarter of fiscal 2015 were as follows:

▪	North America: $3.41 billion, compared with $3.03 billion for the second quarter of fiscal 2014, an increase of 13 percent in both U.S. dollars and local currency.

▪	Europe: $2.66 billion, compared with $2.72 billion for the second quarter of fiscal 2014, a decrease of 2 percent in U.S. dollars and an increase of 9 percent in local currency.

▪	Growth Markets: $1.42 billion, compared with $1.38 billion for the second quarter of fiscal 2014, an increase of 3 percent in U.S. dollars and 12 percent in local currency.

*Beginning in fiscal 2015, the company is reporting its geographic regions as follows: North America (the United States and Canada); Europe; and Growth Markets (Asia Pacific, Latin America, Africa, the Middle East, Russia and Turkey). Previously, the company’s three geographic regions were the Americas; EMEA (Europe, the Middle East and Africa); and Asia Pacific.

Returning Cash to Shareholders

Accenture continues to return cash to shareholders through cash dividends and share repurchases.

Dividend

Accenture plc has declared a semi-annual cash dividend of $1.02 per share on Accenture plc Class A ordinary shares for shareholders of record at the close of business on April 10, 2015, and Accenture SCA will declare a semi-annual cash dividend of $1.02 per share on Accenture SCA Class I common shares for shareholders of record at the close of business on April 7, 2015. These dividends are both payable on May 15, 2015.

Combined with the semi-annual cash dividend of $1.02 per share paid on Nov. 17, 2014, this will bring the total dividend payments for the fiscal year to $2.04 per share, for total projected cash dividend payments of approximately $1.35 billion.

Share Repurchase Activity

During the second quarter of fiscal 2015, Accenture repurchased or redeemed 6.8 million shares for a total of $601 million, including approximately 5.0 million shares repurchased in the open market.

Accenture’s total remaining share repurchase authority at Feb. 28, 2015 was approximately $3.7 billion.

At Feb. 28, 2015, Accenture had approximately 663 million total shares outstanding, including 626 million Accenture plc Class A ordinary shares and 37 million Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares.

Business Outlook

Third Quarter Fiscal 2015

Accenture expects net revenues for the third quarter of fiscal 2015 to be in the range of $7.35 billion to $7.60 billion. This range assumes a foreign-exchange impact of negative 11 percent compared with the third quarter of fiscal 2014.

Full Fiscal Year 2015

Accenture’s business outlook for the full 2015 fiscal year now assumes a foreign-exchange impact of negative 8 percent compared with fiscal 2014; the previous foreign-exchange assumption was negative 5 percent.

For fiscal 2015, the company has raised its outlook for net revenue growth in local currency to be in the range of 8 percent to 10 percent, compared with 5 percent to 8 percent previously.

In May 2015, the company will record a non-cash settlement charge of approximately $60 million, pre-tax, as a result of a current offer to former employees to receive a voluntary one-time, lump-sum cash payment from the company’s U.S. pension plan. The payment will settle the company’s pension obligations to those former employees who participate. This settlement charge will reduce the company’s fiscal 2015 GAAP EPS by approximately $0.05 and its full-year GAAP operating margin by approximately 20 basis points.

Accenture now expects diluted GAAP EPS to be in the range of $4.61 to $4.71, including the positive impact of its increased revenue outlook, which is offset by the negative impact of its revised foreign-exchange assumption, as well as the negative impact of the settlement charge. Excluding the settlement charge, adjusted EPS is expected to be in the range of $4.66 to $4.76. The company’s previously guided range for EPS was $4.66 to $4.80.

Accenture now expects GAAP operating margin for the full fiscal year to be in the range of 14.2 percent to 14.4 percent, compared with its previously guided range of 14.4 percent to 14.6 percent. Excluding the settlement charge, operating margin for the full fiscal year is expected to be in the range of 14.4 percent to 14.6 percent, an expansion of 10 to 30 basis points from fiscal 2014—consistent with the company’s previous expectation.

Reflecting its revised foreign-exchange assumption, the company now expects operating cash flow for fiscal 2015 to be in the range of $3.85 billion to $4.15 billion, compared with $3.95 billion to $4.25 billion previously; continues to expect property and equipment additions to be $450 million; and now expects free cash flow to be in the range of $3.4 billion to $3.7 billion, compared with $3.5 billion to $3.8 billion previously.

The company continues to expect to return at least $3.8 billion to its shareholders in fiscal 2015 through dividends and share repurchases.

The company continues to expect its annual effective tax rate to be in the range of 26.0 percent to 27.0 percent.

Accenture is now targeting new bookings for fiscal 2015 in the range of $33 billion to $35 billion, compared with $34 billion to $36 billion previously, reflecting its revised foreign-exchange assumption.

Conference Call and Webcast Details

Accenture will host a conference call at 8:00 a.m. EDT today to discuss its second-quarter financial results. To participate, please dial +1 (800) 230-1059 [+1 (612) 332-0107 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at www.accenture.com.

A replay of the conference call will be available online at www.accenture.com beginning at 10:30 a.m. EDT today, Thursday, Mar. 26, and continuing until Thursday, June 25, 2015. A podcast of the conference call will be available online at www.accenture.com beginning approximately 24 hours after the call and continuing until Thursday, June 25, 2015. The replay will also be available via telephone by dialing +1 (800) 475-6701 [+1 (320) 365-3844 outside the United States, Puerto Rico and Canada] and entering access code 353090 from 10:30 a.m. EDT Thursday, Mar. 26 through Thursday, June 25, 2015.

About Accenture

Accenture is a global management consulting, technology services and outsourcing company, with more than 323,000 people serving clients in more than 120 countries. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments. The company generated net revenues of US$30.0 billion for the fiscal year ended Aug. 31, 2014. Its home page is www.accenture.com.

Non-GAAP Financial Information

This news release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Financial results “in local currency” are calculated by restating current-period activity into U.S. dollars using the comparable prior-year period’s foreign-currency exchange rates. Accenture’s management believes providing investors with this information gives additional insights into Accenture’s results of operations. While Accenture’s management believes that the non-GAAP financial measures herein are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “positioned,” “outlook” and similar expressions are used to identify these forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. These include, without limitation, risks that: the company’s results of operations could be adversely affected by volatile, negative or uncertain economic conditions and the effects of these conditions on the company’s clients’ businesses and levels of business activity; the company’s business depends on generating and maintaining ongoing, profitable client demand for the company’s services and solutions, and a significant reduction in such demand could materially affect the company’s results of operations; if the company is unable to keep its supply of skills and resources in balance with client demand around the world and attract and retain professionals with strong leadership skills, the company’s business, the utilization rate of the company’s professionals and the company’s results of operations may be materially adversely affected; the markets in which the company competes are highly competitive, and the company might not be able to compete effectively; the company could have liability or the company’s reputation could be damaged if the company fails to protect client and/or company data or information systems as obligated by law or contract or if the company’s information systems are breached; the company’s results of operations and ability to grow could be materially negatively affected if the company cannot adapt and expand its services and solutions in response to ongoing changes in technology and offerings by new entrants; the company’s results of operations could materially suffer if the company is not able to obtain sufficient pricing to enable it to meet its profitability expectations; if the company does not accurately anticipate the cost, risk and complexity of performing its work or if the third parties upon whom it relies do not meet their commitments, then the company’s contracts could have delivery inefficiencies and be less profitable than expected or unprofitable; the company’s results of operations could be materially adversely affected by fluctuations in foreign currency exchange rates; the company’s profitability could suffer if its cost-management strategies are unsuccessful, and the company may not be able to improve its profitability through improvements to cost-management to the degree it has done in the past; the company’s business could be materially adversely affected if the company incurs legal liability; the company’s work with government clients exposes the company to additional risks inherent in the government contracting environment; the company might not be successful at identifying, acquiring or integrating businesses or entering into joint ventures; the company’s Global Delivery Network is increasingly concentrated in India and the Philippines, which may expose it to operational risks; changes in the company’s level of taxes, as well as audits, investigations and tax proceedings, or changes in the company’s treatment as an Irish company, could have a material adverse effect on the company’s results of operations and financial condition; as a result of the company’s geographically diverse operations and its growth strategy to continue geographic expansion, the company is more susceptible to certain risks; adverse changes to the company’s relationships with key alliance partners or in the business of its key alliance partners could adversely affect the company’s results of operations; the company’s services or solutions could infringe upon the intellectual property rights of others or the company might lose its ability to utilize the intellectual property of others; if the company is unable to protect its intellectual property rights from unauthorized use or infringement by third parties, its business could be adversely affected; the company’s ability to attract and retain business and employees may depend on its reputation in the marketplace; many of the company’s contracts include payments that link some of its fees to the attainment of performance or business targets and/or require the company to meet specific service levels, which could increase the variability of the company’s revenues and impact its margins; if the company is unable to collect its receivables or unbilled services, the company’s results of operations, financial condition and cash flows could be adversely affected; if the company is unable to manage the organizational challenges associated with its size, the company might be unable to achieve its business objectives; the company’s share price and results of operations could fluctuate and be difficult to predict; the company’s results of operations and share price could be adversely affected if it is unable to maintain effective internal controls; any changes to the estimates and assumptions that the company makes in connection with the preparation of its consolidated financial statements could adversely affect its financial results; the company may be subject to criticism and negative publicity related to its incorporation in Ireland; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in Accenture plc’s most recent annual report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission. Statements in this news release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.

###

Contact:

Roxanne Taylor
Accenture
+1 (917) 452-5106
roxanne.taylor@accenture.com

ACCENTURE PLC
CONSOLIDATED INCOME STATEMENTS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended February 28,				Six Months Ended February 28,
	2015	% of Net Revenues	2014	% of Net Revenues	2015	% of Net Revenues	2014	% of Net Revenues
REVENUES:
Revenues before reimbursements (“Net revenues”)	$7,493,329	100%	$7,130,667	100%	$15,389,044	100%	$14,489,416	100%
Reimbursements	438,261		436,816		885,803		877,763
Revenues	7,931,590		7,567,483		16,274,847		15,367,179
OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	5,252,690	70.1%	4,900,525	68.7%	10,609,115	68.9%	9,809,927	67.7%
Reimbursable expenses	438,261		436,816		885,803		877,763
Cost of services	5,690,951		5,337,341		11,494,918		10,687,690
Sales and marketing	798,644	10.7%	837,255	11.7%	1,706,218	11.1%	1,765,465	12.2%
General and administrative costs	420,962	5.6%	441,605	6.2%	864,969	5.6%	889,658	6.1%
Reorganization benefits, net	—	—%	—	—%	—	—%	(18,015)	(0.1)%
Total operating expenses	6,910,557		6,616,201		14,066,105		13,324,798
OPERATING INCOME	1,021,033	13.6%	951,282	13.3%	2,208,742	14.4%	2,042,381	14.1%
Interest income	9,340		7,960		19,439		14,716
Interest expense	(3,905)		(4,348)		(6,716)		(8,006)
Other expense, net	(21,508)		(4,766)		(24,487)		(15,386)
INCOME BEFORE INCOME TAXES	1,004,960	13.4%	950,128	13.3%	2,196,978	14.3%	2,033,705	14.0%
Provision for income taxes	261,768		227,797		561,544		499,728
NET INCOME	743,192	9.9%	722,331	10.1%	1,635,434	10.6%	1,533,977	10.6%
Net income attributable to noncontrolling interests in Accenture SCA and Accenture Canada Holdings Inc.	(41,053)		(42,849)		(91,689)		(91,947)
Net income attributable to noncontrolling interests – other (1)	(11,413)		(8,182)		(21,489)		(18,884)
NET INCOME ATTRIBUTABLE TO ACCENTURE PLC	$690,726	9.2%	$671,300	9.4%	$1,522,256	9.9%	$1,423,146	9.8%
CALCULATION OF EARNINGS PER SHARE:
Net income attributable to Accenture plc	$690,726		$671,300		$1,522,256		$1,423,146
Net income attributable to noncontrolling interests in Accenture SCA and Accenture Canada Holdings Inc. (2)	41,053		42,849		91,689		91,947
Net income for diluted earnings per share calculation	$731,779		$714,149		$1,613,945		$1,515,093
EARNINGS PER SHARE:
-Basic	$1.10		$1.06		$2.42		$2.24
-Diluted (3)	$1.08		$1.03		$2.37		$2.18
WEIGHTED AVERAGE SHARES:
-Basic	628,254,759		635,929,351		628,338,365		636,314,554
-Diluted (3)	679,165,137		693,846,206		680,752,956		696,091,177
Cash dividends per share	$—		$—		$1.02		$0.93
_______________

(1)	Comprised primarily of noncontrolling interest attributable to the noncontrolling shareholders of Avanade, Inc.

(2)
Diluted earnings per share assumes the redemption of all Accenture SCA Class I common shares owned by holders of noncontrolling interests and the exchange of all Accenture Canada Holdings Inc. exchangeable shares for Accenture plc Class A ordinary shares on a one-for-one basis. The income effect does not take into account “Net income attributable to noncontrolling interests — other,” since those shares are not redeemable or exchangeable for Accenture plc Class A ordinary shares.

(3)
Diluted weighted average Accenture plc Class A ordinary shares for the three and six months ended February 28, 2014 have been restated to reflect the impact of the issuance of additional restricted share units to holders of restricted share units in connection with the payments of cash dividends during the first quarter of fiscal 2015 and the third quarter of fiscal 2014. This did not result in a change to previously reported Diluted earnings per share.

ACCENTURE PLC
SUMMARY OF REVENUES
(In thousands of U.S. dollars)
(Unaudited)

				Percent Increase Local Currency
			Percent Increase (Decrease) U.S. dollars
	Three Months Ended February 28,
	2015	2014
OPERATING GROUPS
Communications, Media & Technology	$1,516,785	$1,408,616	8%	15%
Financial Services	1,589,535	1,563,655	2	9
Health & Public Service	1,319,917	1,183,728	12	15
Products	1,850,953	1,745,515	6	13
Resources	1,211,826	1,224,897	(1)	6
Other	4,313	4,256	n/m	n/m
TOTAL Net Revenues	7,493,329	7,130,667	5%	12%
Reimbursements	438,261	436,816	—
TOTAL REVENUES	$7,931,590	$7,567,483	5%
GEOGRAPHY
North America	$3,411,899	$3,030,524	13%	13%
Europe	2,659,643	2,717,214	(2)	9
Growth Markets	1,421,787	1,382,929	3	12
TOTAL Net Revenues	$7,493,329	$7,130,667	5%	12%
TYPE OF WORK
Consulting	$3,839,172	$3,696,916	4%	11%
Outsourcing	3,654,157	3,433,751	6	13
TOTAL Net Revenues	$7,493,329	$7,130,667	5%	12%

				Percent Increase Local Currency
			Percent Increase (Decrease) U.S. dollars
	Six Months Ended February 28,
	2015	2014
OPERATING GROUPS
Communications, Media & Technology	$3,097,822	$2,819,599	10%	15%
Financial Services	3,305,762	3,161,621	5	10
Health & Public Service	2,688,359	2,413,802	11	14
Products	3,781,284	3,546,577	7	11
Resources	2,507,307	2,539,904	(1)	4
Other	8,510	7,913	n/m	n/m
TOTAL Net Revenues	15,389,044	14,489,416	6%	11%
Reimbursements	885,803	877,763	1
TOTAL REVENUES	$16,274,847	$15,367,179	6%
GEOGRAPHY
North America	$6,850,379	$6,123,182	12%	13%
Europe	5,564,785	5,478,778	2	9
Growth Markets	2,973,880	2,887,456	3	10
TOTAL Net Revenues	$15,389,044	$14,489,416	6%	11%
TYPE OF WORK
Consulting	$7,932,065	$7,634,583	4%	9%
Outsourcing	7,456,979	6,854,833	9	13
TOTAL Net Revenues	$15,389,044	$14,489,416	6%	11%
_________
n/m = not meaningful

ACCENTURE PLC

OPERATING INCOME BY OPERATING GROUP
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended February 28,
	2015		2014
	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase (Decrease)
Communications, Media & Technology	$201,661	13%	$181,815	13%	$19,846
Financial Services	228,161	14	209,138	13	19,023
Health & Public Service	163,830	12	145,614	12	18,216
Products	271,826	15	205,526	12	66,300
Resources	155,555	13	209,189	17	(53,634)
Total	$1,021,033	13.6%	$951,282	13.3%	$69,751

	Six Months Ended February 28,
	2015		2014
	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase (Decrease)
Communications, Media & Technology	$390,418	13%	$335,183	12%	$55,235
Financial Services	525,743	16	472,706	15	53,037
Health & Public Service	365,633	14	324,919	13	40,714
Products	561,558	15	452,913	13	108,645
Resources	365,390	15	456,660	18	(91,270)
Total	$2,208,742	14.4%	$2,042,381	14.1%	$166,361

ACCENTURE PLC
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars)

	February 28, 2015	August 31, 2014
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,061,400	$4,921,305
Short-term investments	2,619	2,602
Receivables from clients, net	3,688,052	3,859,567
Unbilled services, net	1,738,126	1,803,767
Other current assets	1,517,611	1,317,201
Total current assets	11,007,808	11,904,442
NON-CURRENT ASSETS:
Unbilled services, net	23,628	28,039
Investments	50,130	66,783
Property and equipment, net	725,917	793,444
Other non-current assets	5,184,082	5,137,744
Total non-current assets	5,983,757	6,026,010
TOTAL ASSETS	$16,991,565	$17,930,452
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$191	$330
Accounts payable	984,539	1,064,228
Deferred revenues	2,297,747	2,348,034
Accrued payroll and related benefits	2,959,795	3,380,748
Other accrued liabilities	1,251,714	1,364,739
Total current liabilities	7,493,986	8,158,079
NON-CURRENT LIABILITIES:
Long-term debt	27,033	26,403
Other non-current liabilities	2,920,903	3,460,633
Total non-current liabilities	2,947,936	3,487,036
TOTAL ACCENTURE PLC SHAREHOLDERS’ EQUITY	5,990,851	5,732,035
NONCONTROLLING INTERESTS	558,792	553,302
TOTAL SHAREHOLDERS’ EQUITY	6,549,643	6,285,337
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$16,991,565	$17,930,452

ACCENTURE PLC
CONSOLIDATED CASH FLOWS STATEMENTS
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended February 28,		Six Months Ended February 28,
	2015	2014	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$743,192	$722,331	$1,635,434	$1,533,977
Depreciation, amortization and asset impairments	152,236	149,140	318,755	294,467
Reorganization benefits, net	—	—	—	(18,015)
Share-based compensation expense	207,200	206,780	336,115	333,686
Change in assets and liabilities/other, net	(801,341)	(785,871)	(1,116,117)	(1,670,502)
Net cash provided by operating activities	301,287	292,380	1,174,187	473,613
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(81,568)	(76,167)	(133,426)	(135,126)
Purchases of businesses and investments, net of cash acquired	(80,821)	(472,202)	(119,462)	(609,589)
Other investing, net	655	710	1,941	1,504
Net cash used in investing activities	(161,734)	(547,659)	(250,947)	(743,211)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares	113,165	112,587	309,187	292,820
Purchases of shares	(600,631)	(739,238)	(1,270,798)	(1,460,752)
Cash dividends paid	—	—	(678,736)	(630,234)
Other financing, net	23,064	50,572	49,068	83,571
Net cash used in financing activities	(464,402)	(576,079)	(1,591,279)	(1,714,595)
Effect of exchange rate changes on cash and cash equivalents	(86,098)	(15,566)	(191,866)	32,582
NET DECREASE IN CASH AND CASH EQUIVALENTS	(410,947)	(846,924)	(859,905)	(1,951,611)
CASH AND CASH EQUIVALENTS, beginning of period	4,472,347	4,527,198	4,921,305	5,631,885
CASH AND CASH EQUIVALENTS, end of period	$4,061,400	$3,680,274	$4,061,400	$3,680,274